EXHIBIT 99


     SOUTHFIELD, Mich., January 18 -- Chrysler Financial Corporation (CFC) today reported 1993 net earnings of $129 million, compared to net earnings of $231 million in 1992.

     John P. Tierney, Chairman of CFC, said the 1993 net earnings decrease was caused primarily by the adoption of new accounting standards in 1993 and 1992, which adversely affected year-to-year net earnings comparisons by $81 million, and by higher borrowing costs incurred under the company's revolving credit agreements.

     "Partially offsetting these factors were increased automotive volume and reduced credit losses," Tierney said.

     At December 31, 1993, CFC was managing $28.3 billion in receivables, down $1.8 billion from a year ago. The company's total assets at December 31, 1993, were $14.4 billion, down $3.1 billion from a year ago. The decreases in receivables managed and total assets are a result of the company's continued downsizing of its nonautomotive businesses and assets.

     During 1993, CFC completed the sale of substantially all of the consumer and inventory financing businesses and assets of its Chrysler First subsidiary, and the sales of Chrysler Capital's rail and marine operating lease businesses for total cash proceeds of $2.4 billion.

     Chrysler Credit, CFC's automotive finance subsidiary, had receivables managed of $25.0 billion at year end 1993, compared to $22.5 billion a year ago.

     During 1993, Chrysler Credit's automotive financing volume was 516,000 new passenger cars, trucks and minivans which represented 25 percent of Chrysler's U.S. retail deliveries, compared with 413,000 or 24 percent in 1992.

     In 1993, Chrysler Credit also financed at wholesale 1.5 million vehicles representing 75 percent of Chrysler's U.S. shipments, compared to
1.2 million vehicles or 69 percent in 1992.

     CFC's nonautomotive operations, consisting of Chrysler Capital, a commercial leasing and lending unit, and Chrysler First Business Credit, a small business loan operation, were managing $3.3 billion of receivables at December 31, 1993. A year ago, the company's nonautomotive operations were managing $7.6 billion of receivables.

     Chrysler Insurance, the company's property, casualty and inventory insurance subsidiary, had direct insurance premiums written of $151 million during 1993, compared to $132 million for the same period a year ago.

     CFC in 1993 continued to emphasize and improve its automotive receivable securitization programs. During the year, the company received net proceeds of $7.8 billion from 11 placements of U.S. and Canadian securities backed by retail automotive receivables, and $740 million of funding from two new long-term revolving arrangements for dealer inventory financing.

     During 1993, all four U.S. rating agencies raised their ratings of CFC's debt securities and short-term commercial paper to solid investment grade levels. The company re-established its medium term note program in April and sold $853 million of notes by year end. In other capital markets activities, the company raised $1.45 billion in seven underwritten debt offerings and prepaid under call provisions seven issues of outstanding debt totalling $905 million.

    At the close of the year, the company had commercial paper outstanding of $2.8 billion, compared to $0.4 billion a year ago, and had no borrowings outstanding under its U.S. and Canadian bank revolvers, compared to $5.9 billion of borrowings a year ago.

                                     - 0 -

                 Chrysler Financial Corporation and Subsidiaries

Highlights
(in millions of dollars)
                                                        Year Ended December 31,
                                                          1993         1992
After-Tax Earnings From:

Earnings before changes in accounting principles        $   159      $   180
Cumulative effect of accounting changes                     (30)          51
  Net earnings                                          $   129      $   231

Automotive Financing Volume:

    Retail                                              $13,910      $10,853
    Wholesale and other                                  45,856       35,704
      Total automotive financing volume                 $59,766      $46,557




                                                             December 31,
                                                          1993         1992
Finance Receivables Managed
 (Including Receivables Serviced for Others):

  Automotive financing:
    Retail                                              $16,108      $14,270
    Wholesale and other                                   8,903        8,211
      Total automotive financing                         25,011       22,481

  Nonautomotive financing                                 3,251        5,712

  Receivables held for sale                                   -        1,945

      Total finance receivables managed                 $28,262      $30,138

Debt Payable Within One Year                            $ 4,080      $ 2,025


Senior Debt Payable After One Year                      $ 4,328      $ 9,195

Capital Funds:

  Subordinated debt payable after one year              $    27      $   532
  Shareholder's investment                                3,131        2,998
    Total capital funds                                 $ 3,158      $ 3,530

Prior period reclassified to conform to current classifications.

See Consolidated Financial Statements.

                 Chrysler Financial Corporation and Subsidiaries

                                                   Year Ended December 31,
Consolidated Statement of Net Earnings            1993      1992       1991
                                                  (in millions of dollars)
Interest income (Notes 1, 2 and 11):

  Automotive financing:
    Retail                                      $   526   $   669    $   869
    Wholesale and other                             463       429        563

  Nonautomotive financing                           429       841      1,166

    Total interest income                         1,418     1,939      2,598

Interest expense (Note 6)                          (791)   (1,022)    (1,446)

    Interest margin                                 627       917      1,152

Other revenues:

  Servicing fee income                              214       209        144
  Insurance premiums earned (Note 7)                128       132        133
  Investment and other income (Note 3)              279       295        346

    Interest margin and other revenues            1,248     1,553      1,775

Costs and expenses:

  Operating expenses                                463       595        614

  Provision for credit losses (Note 2)              216       309        421

  Insurance losses and adjustment expenses
   (Note 7)                                         108       112        107

  Depreciation and other expenses                   194       242        231

    Total costs and expenses                        981     1,258      1,373

Earnings before income taxes and cumulative
 effect of changes in accounting principles         267       295        402

Provision for income taxes (Note 8)                 108       115        126

Earnings before cumulative effect of changes
 in accounting principles                           159       180        276

Cumulative effect of changes in accounting
 principles (Notes 8 and 12)                        (30)       51          -

Net Earnings                                    $   129   $   231    $   276

See Notes to Consolidated Financial Statements.

                 Chrysler Financial Corporation and Subsidiaries


Consolidated Balance Sheet
                                                              December 31,
                                                            1993       1992
                                                       (in millions of dollars)
Assets (Notes 1 and 6):

Finance receivables - net (Note 2)                        $ 8,659    $ 9,638
Retained interests in sold receivables and other
 related amounts - net (Notes 2 and 3)                      3,738      3,321
  Total finance receivables and retained
   interests - net                                         12,397     12,959

Nonautomotive assets held for sale (Note 4)                     -      2,393
Cash and cash equivalents                                     265        433
Marketable securities (Note 5)                                348        333
Dealership properties leased - net                            423        454
Equipment leased to others - net                              176        333
Repossessed collateral                                        269        192
Other assets                                                  524        451

Total Assets                                              $14,402    $17,548


Liabilities:

Debt (Note 6)                                             $ 8,435    $11,752
Accounts payable, accrued expenses and other                1,298      1,270
Amounts due to affiliated companies (Note 11)                  24         35
Deferred income taxes (Note 8)                              1,514      1,493
    Total Liabilities                                      11,271     14,550

Commitments and contingent liabilities
 (Notes 3 and 9)

Shareholder's Investment (Notes 6 and 10):

Common stock - par value $100 a share:
  Authorized, issued and outstanding 250,000 shares            25         25
Additional paid-in capital                                  1,168      1,168
Net earnings retained for use in the business               1,938      1,805
    Total Shareholder's Investment                          3,131      2,998

Total Liabilities and Shareholder's Investment            $14,402    $17,548

See Notes to Consolidated Financial Statements.

                 Chrysler Financial Corporation and Subsidiaries


                                                      Year Ended December 31,
Consolidated Statement of Cash Flows                1993       1992        1991
                                                     (in millions of dollars)
Cash Flows From Operating Activities:
  Net earnings                                    $    129   $    231    $    276
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Cumulative effect of changes in
     accounting principles                              30        (51)          -
    Gains from receivable sales                       (127)      (146)       (159)
    Provision for credit losses                        216        309         421
    Depreciation, amortization and
     write-off of intangibles                          118        184         150
    Change in deferred income taxes and
     income taxes payable                               35        (71)        206
    Change in accounts payable, accrued
     expenses and other                                 26       (219)       (629)

  Net cash provided by operating activities            427        237         265

Cash Flows From Investing Activities:
  Acquisitions of finance receivables              (58,034)   (48,990)    (44,216)
  Collections of finance receivables                18,281     20,101      26,871
  Proceeds from sales of nonautomotive assets        2,375        903           -
  Proceeds from sales of receivables                40,105     31,039      21,262
  Other                                                (15)       126        (176)

  Net cash provided by investing activities          2,712      3,179       3,741

Cash Flows From Financing Activities:
  Change in short-term notes and affiliated
   borrowings                                        2,428         13        (775)
  Borrowings under revolving credit
   facilities:
   Proceeds                                          4,792     43,917      68,050
   Payments                                        (10,716)   (44,626)    (67,658)
  Proceeds from issuance of term debt                2,305        400           4
  Repayment of term debt                            (2,108)    (3,189)     (3,232)
  Redemption of preferred stock                          -        (75)       (210)
  Other                                                 (8)        55          71

  Net cash used in financing activities             (3,307)    (3,505)     (3,750)

Change in cash and cash equivalents                   (168)       (89)        256
Cash and cash equivalents at beginning of year         433        522         266

Cash and Cash Equivalents at End of Year          $    265   $    433    $    522


See Notes to Consolidated Financial Statements.

                Chrysler Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Chrysler Financial Corporation and its domestic and foreign subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. All of the Company's common shares are owned by Chrysler Corporation (together with its subsidiaries, "Chrysler"). Prior years have been reclassified to conform with current year's classifications.

Receivable Sales

The Company sells significant amounts of automotive receivables acquired, in transactions subject to limited recourse provisions. The Company generally sells its receivables to a trust and remains as servicer for which it is paid a servicing fee. Normal servicing fees are earned on a level yield basis over the remaining terms of the related sold finance receivables. In a subordinated capacity, the Company retains excess servicing cash flows, a limited interest in the principal balances of the sold receivables and certain cash deposits provided as credit enhancements for investors.

Gains or losses from the sale of retail receivables are recognized in the period in which such sale occurs. In determining the gain or loss for each qualifying sale of retail receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values on the date of sale. The receivables sold are removed from the balance sheet caption "Finance receivables - net", and the Company's retained interests in such receivables are included in "Retained interests in sold receivables and other related amounts - net". Gains or losses are reflected in the consolidated statement of net earnings under the caption, "Investment and other income". Gains on sales of wholesale receivables are not material.

Income Recognition

Interest income from owned finance receivables is recognized using the interest method. Lending fees and certain direct loan origination costs are deferred and amortized to interest income using the interest method over the contractual terms of the finance receivables. Interest accrued on wholesale, certain lease financing and real estate receivables at the balance sheet date, is included in finance receivables.

Recognition of interest income is generally suspended when a loan becomes contractually delinquent for periods ranging from 60 to 90 days. Income recognition is resumed when the loan becomes contractually current, at which time all past due interest income is recognized.

Property and casualty premiums are earned on a straight-line basis over the term of their respective policies.

Lease Transactions

Leasing operations consist of direct finance leases of vehicles and other equipment, leveraged leases of major equipment and real estate and operating leases, all of which are accounted for in accordance with the classification of the leases. The related revenue is recorded as interest income. Dealership properties leased to others are stated at cost less accumulated depreciation of $116 million in 1993 and $108 million in 1992. Equipment leased to others is stated at cost less accumulated depreciation of $164 million in 1993 and $190 million in 1992.

Allowance for Credit Losses

An allowance for credit losses is generally established during the period in which receivables are acquired. The allowance for credit losses is maintained at a level deemed appropriate based primarily on loss experience. Other factors affecting collectibility are also evaluated, and appropriate adjustments are recorded. Retail automotive receivables not supported by a dealer guaranty are charged to the allowance for credit losses net of the estimated value of repossessed collateral at the time of repossession. Nonautomotive finance receivables are reduced to the estimated fair value of collateral when determined to be uncollectible.

Cash Equivalents

Temporary investments of excess borrowed funds with a maturity of less than three months when purchased are considered to be cash equivalents.

Marketable Securities

Marketable securities, owned by the Company's insurance subsidiaries and generally held to maturity, are carried at cost, adjusted for amortized premium or discount on bonds, plus accrued interest.

Repossessed Collateral

Repossessed collateral is carried at the lower of fair value less estimated selling expenses, or cost. Repossessed collateral carrying costs and gains or losses from disposition of such assets are recognized in the period incurred. Real estate owned is carried at the lower of fair value less estimated selling expenses, or cost. Fair value for real estate owned is determined by appraisal. Other factors affecting collectibility are also evaluated, and appropriate adjustments are recorded.

Term Debt and Revolving Credit Fees and Costs

Term debt commissions and expenses are amortized over the life of the related debt issue in relation to the outstanding principal balances. Up-front fees and costs incurred in connection with revolving credit facilities are deferred and amortized over the expected term of the facilities in relation to commitments outstanding.

Costs in Excess of Net Assets Acquired

Costs in excess of net assets acquired are being amortized on a straight-line basis over the remaining term of 14 years. The amount of unamortized goodwill included in "Other Assets" was $15 million and $23 million at December 31, 1993 and 1992, respectively.

Off-Balance-Sheet Financial Instruments

The Company enters into various interest rate exchange agreements to reduce its exposure to fluctuations in interest rates as part of its asset and liability management program. Net interest differentials to be paid or received related to interest rate exchange agreements are accrued and included as an adjustment to interest expense.

The Company enters into foreign currency swap agreements to hedge exposure to debt obligations which call for repayment of principal and interest in currency other than U.S. or Canadian dollars. The underlying debt obligations are translated in the accompanying consolidated balance sheet at the contractual rate of exchange in the respective foreign currency swap agreement.

Note 2 - Finance Receivables and Retained Interests

Outstanding balances of "Finance receivables - net" were as follows:

                                                             December 31,
                                                          1993         1992
                                                       (in millions of dollars)
Automotive:
  Retail                                                 $3,536       $3,797
  Wholesale and other                                     2,520        2,752
    Total automotive                                      6,056        6,549
Nonautomotive                                             2,803        3,328
Total finance receivables                                 8,859        9,877
  Less allowance for credit losses                         (200)        (239)
Total finance receivables - net                          $8,659       $9,638


The Company's retained interests in sold receivables and other related amounts are generally restricted and subject to limited recourse provisions. The following is a summary of amounts included in "Retained interests in sold receivables and other related amounts - net":


                                                             December 31,
                                                          1993          1992
                                                       (in millions of dollars)
Cash and investments                                     $  586        $  526
Senior interests in wholesale receivables                   967           562
Subordinated interests in receivables                     1,783         1,751
Excess servicing                                            200           231
Other restricted and securitized assets                     496           484
  Less allowance for credit losses                         (294)         (233)
Total retained interests in sold receivables
  and other related amounts - net                        $3,738        $3,321


Changes in the allowance for credit losses, including receivables sold subject to limited recourse and amounts related to "Nonautomotive assets held for sale" at December 31, 1992, were as follows:


                                                        Year Ended December 31,
                                                            1993        1992
                                                       (in millions of dollars)
Balance at beginning of year                                $573        $557
Provision for credit losses                                  216         309
Net credit losses                                           (197)       (310)
Adjustments related to nonautomotive
 asset sales                                                 (79)          -
Other adjustments                                            (19)         17
Balance at end of year                                      $494        $573


Nonearning finance receivables, including receivables sold subject to limited recourse, totaled $333 million and $735 million, at year end 1993 and 1992, respectively, which represented 1.21 percent and 2.49 percent of such receivables outstanding, respectively.

Contractual maturities of total finance receivables at December 31, 1993 were as follows:



                                               Automotive Nonautomotive  Total
                                                   (in millions of dollars)
Past due installments                           $    62   $   25    $    87

Due in year ending December 31:
    1994                                          3,677      275      3,952
    1995                                          1,207      214      1,421
    1996                                            541      202        743
    1997                                            325      188        513
    1998                                            195      181        376
    Thereafter                                       49    1,718      1,767
Total finance receivables                        $6,056   $2,803      8,859
Less allowance for credit losses                                       (200)
Total finance receivables - net                                     $ 8,659


Actual cash flow experience will vary from contractual cash flows due to future receivable sales and prepayments.

The Company's investment in automotive and nonautomotive direct financing leases included in "Finance receivables - net" was as follows:


                                                            December 31,
                                                          1993        1992
                                                      (in millions of dollars)
Aggregate future lease payments                           $403        $519
Estimated residual values                                  186         373
Less unearned income                                      (173)       (202)
Net investment in direct financing leases                 $416        $690


The Company's investment in leveraged leases included in "Finance receivables - net" and related deferred income taxes, was as follows:


                                                              December 31,
                                                           1993        1992
                                                       (in millions of dollars)
Rentals receivable (net of principal
 and interest on non-recourse debt)                       $1,425      $1,527
Estimated residual values                                    834         858
Less:  Unearned income                                      (604)       (655)
       Deferred investment tax credits                       (96)       (108)
Net receivable                                             1,559       1,622
Less deferred income taxes                                (1,377)     (1,300)
Net investment in leveraged leases                        $  182      $  322


In accordance with Statement of Financial Accounting Standards (SFAS) No. 13, "Accounting for Leases", the Company revised its calculations of leveraged lease cash flows to adjust for the enacted tax rate increase in 1993. This change (a) increased earnings before income taxes by $9 million, and (b) increased the provision for income taxes by $20 million, primarily due to the adjustment of the associated net deferred tax liabilities (see Note 8 - Income Taxes).

Note 3 - Sales of Receivables

The Company sells receivables subject to limited recourse provisions. Outstanding balances of sold finance receivables were as follows:


                                                     December 31,
                                                 1993          1992
                                               (in millions of dollars)

Automotive:
  Retail                                        $12,027       $10,081
  Wholesale                                       6,356         5,438
Nonautomotive                                       449           593
Total                                           $18,832       $16,112


Gains or losses from the sales of retail receivables are recognized in the period in which such sales occur. Provisions for expected credit losses are generally provided during the period in which such receivables are acquired. Since the allowance for credit losses is separately provided prior to the receivable sales, gains from receivable sales are not reduced for expected credit losses. Included in "Investment and other income" are gains before expected credit losses totaling $127 million, $146 million and $159 million for the years ended December 31, 1993, 1992 and 1991, respectively. The provision for credit losses related to such sales amounted to $135 million, $137 million and $167 million for the years ended December 31, 1993, 1992 and 1991, respectively.


Note 4 - Nonautomotive Assets Held for Sale

During the first quarter of 1993, the Company realized cash proceeds of $2.3 billion and a note receivable of approximately $.1 billion from the sales of certain nonautomotive assets which had been classified as "Nonautomotive assets held for sale" in the Company's consolidated balance sheet at December 31, 1992. Proceeds from these sales approximated the net carrying values of the assets sold, and were used to reduce the Company's outstanding indebtedness.


Note 5 - Marketable Securities

Marketable securities held by the Company's insurance subsidiaries were as follows:


                                                         December 31,
                                             ----------------------------------
                                                   1993                1992
                                             ----------------    --------------
                                                       Market            Market
                                              Cost      Value    Cost     Value
                                              ----     ------    ----    ------
                                                   (in millions of dollars)

Bonds - Corporate/Public Utility              $100      $104     $ 94     $ 97
        State/Municipal                         14        14       10       10
                                               114       118      104      107
Government securities - United States
 and Canada                                    199       202      193      199
Preferred stocks                                 9         9        5        5
Short-term notes                                26        26       31       31
Total marketable securities                   $348      $355     $333     $342

Note 6 - Debt

Short-term notes outstanding at December 31, 1993 had an average remaining term of 40 days. Average effective cost of borrowings were as follows:


                                               Year Ended December 31,
                                 ------------------------------------------------------
                                           1993                           1992
                                 ------------------------   ---------------------------
                                    Bank                        Bank
                                 Borrowings                  Borrowings
                                    and                         and
                                 Short-term   Term   Total   Short-term   Term   Total
                                   Notes      Debt   Debt       Notes     Debt   Debt
                                 -----------  ----   -----   -----------  ----   -----
Average effective cost of
  borrowings:
  United States operations          8.1%      8.0%   8.0%       5.7%      9.0%   7.3%
  Consolidated operations           8.2%      8.8%   8.6%       5.9%      9.7%   7.8%

Debt outstanding at December 31, 1993 and 1992 was as follows:

                                     Weighted Average         December 31,
                                    Interest Rates* at    ------------------
Maturity                             December 31, 1993    1993          1992
- --------                            ------------------    ----          ----
                                                        (in millions of dollars)
Short-term notes placed primarily
 in the open market:
  United States                                           $ 2,513       $   351
  Canada                                                      259             1
  Total short-term notes
   (primarily commercial paper)                             2,772           352
Bank borrowings under revolving
 credit facilities:
  United States                                                 -         5,705
  Canada                                                        -           219
  Total bank borrowings                                         -         5,924
Senior term debt:
  United States, due
    1993                                                        -           719
    1994                                  9.0%                813         1,010
    1995                                  5.3%                574           142
    1996                                  5.3%              1,053           343
    1997                                  5.2%                197            98
    1998                                  6.0%                696             -
    Thereafter                            9.1%              1,766         1,898
    Total United States                                     5,099         4,210
  Canada, due 1993-1996                  12.3%                 42           226
  Less unamortized discount                                     2             -
  Total senior term debt                                    5,139         4,436
Subordinated term debt -
 United States:
  Senior due 1993-1995                    5.5%                 77           420
  Junior subordinated                                           -           165
    Total subordinated                                         77           585
Mexico borrowings and other                                   447           455
Total debt                                                $ 8,435       $11,752


*The weighted average interest rates, including the effects of interest rate exchange agreements, have been calculated on the basis of rates in effect at December 31, 1993 on $976 million of variable rate debt, including $926 million senior and $50 million subordinated term debt.

Interest paid by the Company for the years ended December 31, 1993, 1992 and 1991 amounted to $847 million, $1,250 million and $1,536 million, respectively.


The Company has contractual debt maturities of $4.1 billion in 1994 (including $2.8 billion of short-term notes), $.6 billion in 1995, $1.0 billion in 1996, $.2 billion in 1997, $.7 billion in 1998 and $1.8 billion in years thereafter.


Interest rate exchange agreements have been entered into with major financial institutions, which are expected to fully perform under the terms of the agreements. While these agreements are generally used as hedges and are matched with specific financial instruments, they do involve a degree of interest rate risk. At December 31, 1993, the notional amount of the Company's portfolio of interest rate exchange agreements totaled $1,524 million. While notional amount is used to measure the volume of these agreements, it does not represent exposure to credit loss.


The terms of the Company's foreign currency swap agreements provide for payment of foreign currency principal and interest obligations in U.S. or Canadian dollars based on the contractual exchange rate in the respective agreement. As a result, the underlying debt obligations are recorded at the contractual rate totaling $535 million at December 31, 1993. If the debt obligations had been translated at the various exchange rates in effect at December 31, 1993, the recorded amount would have been $121 million higher.


Credit Facilities

At December 31, 1993, the Company had credit facilities aggregating $5.2 billion, consisting of contractually committed U.S. credit lines of $4.7 billion expiring in August 1995, and $.5 billion of Canadian credit lines
expiring in December 1995.   At December 31, 1993 the Company had no
borrowings outstanding under either of these credit facilities.


The Company's U.S. revolving credit facility grants security interests in substantially all of the Company's U.S. assets and contains restrictive covenants including restrictions that effectively prevent payment of cash dividends to Chrysler.


At December 31, 1993, the Company had automotive receivable sale agreements totaling $2.9 billion, consisting of a $2.5 billion U.S. automotive receivable sale agreement (of which $1.25 billion expires in September 1994 and $1.25 billion expires in September 1996), and a $.4 billion Canadian receivable sale agreement which expires in December 1995. At December 31, 1993, none of the Company's receivable sale agreements were utilized.


In addition, up to $750 million of the total commitment under Chrysler's revolving credit agreement dated June 30, 1993 can be made available to the Company. As of December 31, 1993, no borrowings were outstanding under this agreement.
Note 7 - Reinsurance Arrangements


The Company enters into various reinsurance contracts with other insurance enterprises or reinsurers to reduce the losses that may arise from catastrophes or other events. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to fulfill their obligations could result in losses to the Company.

The amounts reported as "Insurance premiums earned" are net of related ceded reinsurance premiums of $46 million, $36 million and $39 million for the years ended December 31, 1993, 1992 and 1991, respectively. Amounts reported as "Insurance losses and adjustment expenses" are net of related reinsurance loss and loss adjustment expenses of $38 million, $35 million and $33 million for the years ended December 31, 1993, 1992 and 1991, respectively.

Included in "Accounts payable, accrued expenses and other" are net unearned insurance premiums and net reserves for insurance losses and adjustment expenses as follows:

                                                       Year Ended December 31,
                                                          1993        1992
                                                      (in millions of dollars)
Direct and assumed unearned premiums                       $ 69        $ 84
Reinsurance ceded                                            (9)         (2)
Net unearned premiums                                      $ 60        $ 82


                                                        Year Ended December 31,
                                                          1993        1992
                                                      (in millions of dollars)
Direct and assumed reserve for insurance losses
 and adjustment expenses                                   $221        $192
Reinsurance ceded                                           (48)        (40)
Net reserve for insurance losses and adjustment
 expenses                                                  $173        $152

Note 8 - Income Taxes

Chrysler Financial Corporation and its U.S. subsidiaries are included in Chrysler's consolidated U.S. income tax returns. The Company's provision for income taxes is determined on a separate return basis. Under the Tax Sharing Agreement between the Company and Chrysler, U.S. income taxes have been settled substantially without regard to alternative minimum tax or limitations on utilization of net operating losses and foreign tax credits.

Effective January 1, 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." This Statement mandates use of the liability method of accounting for deferred income taxes. The principal difference between the liability method and the method previously used is that under the liability method deferred tax assets and liabilities are adjusted to reflect changes in statutory tax rates, as income adjustments, in the period such changes are enacted. At January 1, 1992, the adjustment of deferred tax assets and liabilities resulted in a favorable cumulative effect of the change in accounting principle of $51 million.

Income taxes paid (recovered) by the Company for the years ended December 31, 1993, 1992 and 1991 amounted to $82 million, $172 million and $(55) million, respectively. Included in these amounts are taxes paid (recovered) from Chrysler under the Tax Sharing Agreement of $66 million, $130 million and $(83) million, in 1993, 1992 and 1991, respectively.

The provision for income taxes in the consolidated statement of net earnings includes the following:


                                                  Year Ended December 31,
                                               1993       1992        1991
                                                 (in millions of dollars)
Current tax expense (credit):
  United States                                $ 61       $130        $(84)
  State and local                                 3          6         (10)
  Foreign                                        13         20          15
    Total current tax expense (credit)           77        156         (79)
Deferred tax (credit) expense:
  United States                                  (2)       (43)        183
  State and local                                11          5          19
  Foreign                                         -         (3)          3
    Total deferred tax expense (credit)           9        (41)        205
Effect of restating deferred taxes for
 enacted U.S. tax rate increase including
 leveraged leases (Note 2)                       22          -           -
Total provision for income taxes               $108       $115        $126


The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory income tax rate to earnings before income taxes and cumulative effect of changes in accounting principles, as follows:


                                                  Year Ended December 31,
                                                1993        1992        1991
                                                 (in millions of dollars)
Tax at U.S. statutory rate                     $ 93         $101       $ 137
State and local income taxes                      9            7           6
Amortization of investment tax credits           (2)          (5)         (9)
Income not subject to taxes                      (2)          (4)         (8)
Purchase accounting adjustments                  (5)          19           7
Leveraged lease rate adjustments                 (8)          (5)        (12)
Rate adjustment of U.S. deferred tax
 assets and liabilities                          22            -           -
Other                                             1            2           5
  Total provision for income taxes             $108         $115       $ 126

Effective tax rate                              40.5%        39.0%      31.3%
Statutory tax rate                              35.0%        34.0%      34.0%


The tax effected temporary differences which comprise deferred tax assets and liabilities were as follows:


                                  December 31, 1993        December 31, 1992
                                 ----------------------  ---------------------
                                 Deferred    Deferred    Deferred   Deferred
                                   Tax         Tax         Tax        Tax
                                  Assets    Liabilities   Assets   Liabilities
                                 --------   -----------  --------  -----------
                                             (in millions of dollars)
Provision for losses               $161      $    -       $170      $    -
Leasing transactions                  -       1,611          -       1,597
State and local taxes                 -          85          -          82
Postretirement benefits other
  than pensions                      17           -          -           -
Other                                62          58         60          44
  Total                            $240      $1,754       $230      $1,723

Note 9 - Commitments and Contingent Liabilities


Various legal actions are pending against Chrysler Financial Corporation and certain of its subsidiaries, some of which seek damages in large or unspecified amounts and other relief. The Company believes each proceeding constitutes routine litigation encountered in the normal course of business. Although the amount of liability at December 31, 1993 with respect to such matters cannot be determined, the Company believes the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position. The Company believes that it has established reserves in an amount sufficient to cover any losses that may arise as a result of this litigation.

The Company is obligated under terms of noncancelable operating leases for the majority of its office facilities and equipment, as well as for a number of dealership facilities which are subleased to Chrysler-authorized automotive dealers. These leases are generally renewable and provide that certain expenses related to the properties are to be paid by the lessee.

Future minimum lease commitments under the aforementioned leases with remaining terms in excess of one year are as follows:

   Year Ended December 31,         (in millions of dollars)
           1994                           $ 48
           1995                             42
           1996                             38
           1997                             33
           1998                             25
           Thereafter                      100
           Total                          $286

Future minimum lease commitments have not been reduced by minimum sublease rentals of $210 million due in the future under noncancelable subleases.

Rental expense for operating leases for the years ended December 31, 1993, 1992 and 1991 was $58 million, $69 million and $74 million, respectively. Sublease rentals of $42 million were received in 1993, 1992 and 1991.

Chrysler currently has an unfunded pension obligation. In the event that termination liabilities with respect to Chrysler's pension plans are incurred, such liabilities would be the joint and several responsibilities of Chrysler and certain of its affiliated entities, including the Company and its subsidiaries. In the judgment of Chrysler's management, the possibility is remote that termination liabilities with respect to Chrysler's pension plans will be incurred in the foreseeable future.

Note 10 - Shareholder's Investment

Shareholder's Investment is summarized as follows:


                                                                      Net Earnings
                                                        Additional    Retained for     Total
                                Preferred   Common        Paid-in      Use in the   Shareholder's
                                  Stock      Stock        Capital       Business     Investment
                                ---------   -------     ----------    ------------  ------------
                                                     (in millions of dollars)
Balance - December 31, 1990       $  285     $   25       $1,168        $1,311         $2,789

  Net earnings                         -          -            -           276            276
  Preferred stock redeemed          (210)         -            -             -           (210)
  Preferred stock dividends            -          -            -           (14)           (14)
  Minimum pension liability
   in excess of unrecognized
   prior service cost                  -          -            -             1              1
Balance - December 31, 1991           75         25        1,168         1,574          2,842

  Net earnings                         -          -            -           231            231
  Preferred stock redeemed           (75)         -            -                          (75)
  Preferred stock dividends            -          -            -            (1)            (1)
  Minimum pension liability
   in excess of unrecognized
   prior service cost                  -          -            -             1              1
Balance - December 31, 1992            -         25        1,168         1,805          2,998

  Net earnings                         -          -            -           129            129
  Minimum pension liability
   in excess of unrecognized
   prior service cost                  -          -            -             4              4
Balance - December 31, 1993       $    -     $   25       $1,168        $1,938         $3,131


Note 11 - Transactions with Affiliates

Since 1968, the Company has had an Income Maintenance Agreement with Chrysler. The agreement provides for payments to maintain the Company's required coverage of earnings available for fixed charges at 110 percent. No payments were required pursuant to the Income Maintenance Agreement for 1993, 1992 or 1991.

Gains and losses from translating assets and liabilities outside the United States to United States dollar equivalents are credited or charged to Chrysler in accordance with an agreement indemnifying the Company against losses incurred as a result of foreign risks. Pursuant to this agreement Chrysler was charged $10 million in 1993, $20 million in 1992 and was not charged in 1991.

During 1993, the Company had short-term borrowings aggregating $500 million from Chrysler. All of these borrowings, including $11 million of interest expense, were repaid during the year.

Certain business arrangements exist providing for guarantees from Chrysler to the Company. Pursuant to these arrangements the Company received $8 million, $56 million and $59 million in 1993, 1992 and 1991, respectively.

Pursuant to an agreement between Chrysler and Chrysler Realty Corporation, the Company received fees of $25 million in 1993, and $28 million in 1992 and 1991. The fees include charges for administrative services rendered in the management of dealership land and facilities, reimbursement of holding costs on vacant facilities, reimbursement of charges by the Company to dealer tenants for rent in amounts less than the Company pays as rent on certain leased facilities and for rent in amounts less than current market rent on certain owned facilities.

The Company provides financing related to programs sponsored by Chrysler for the sale and lease of Chrysler vehicles. Under these programs, interest rate differentials received from Chrysler are earned on a level yield basis over the term of the receivables, or if the related receivables are sold, unearned amounts are included in the calculation of gains or losses from the sale of retail receivables. In addition, the Company provides secured financing to Chrysler in the normal course of business.
At December 31, 1993, $1,866 million was outstanding under these agreements.


Note 12 - Employee Benefit Plans

The Company's retirement programs include pension plans providing noncontributory benefits and contributory benefits. The noncontributory pension plans cover substantially all employees of Chrysler Financial Corporation and certain of its consolidated subsidiaries.

Chrysler Financial Corporation and certain of its consolidated subsidiaries provide benefits based on a fixed rate for each year of service. Additionally, contributory benefits and supplemental noncontributory benefits are provided to substantially all salaried employees of Chrysler Financial Corporation and certain of its consolidated subsidiaries under the Salaried Employees' Retirement Plan. This plan provides contributory benefits based on the employee's cumulative contributions and a supplemental noncontributory benefit based on years of service and the employee's average salary during the consecutive five years in which salary was highest in the fifteen years preceding retirement.

Annual payments to the pension trust fund for U.S. plans are in compliance with the Employee Retirement Income Security Act ("ERISA") of 1974, as amended. All pension trust fund assets and income accruing thereon are used solely to administer the plan and pay pension benefits. Plan assets are invested in a diversified portfolio that primarily consists of equity and debt securities. Plan assets at December 31, 1993 include 230,437 shares of Chrysler common stock.

Net pension cost was $7 million for 1993, and was $8 million for 1992 and 1991.

The Company provides health and life insurance benefits to substantially all of its U.S. and Canadian employees. Upon retirement from the Company, employees may become eligible for continuation of these benefits. However, benefits and eligibility rules may be modified periodically. Prior to 1993, the expense recognized for these benefits was based primarily on cash expenditures for the period. Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," ("OPEB") which requires the accrual of such benefits during the years the employees provide services.

The adoption of SFAS No. 106 resulted in an after-tax charge of $29 million in 1993. This one-time charge represented the immediate recognition of the OPEB transition obligation of $45 million, partially offset by $16 million of estimated tax benefits. The OPEB transition obligation is the aggregate amount that would have been accrued in the years prior to the adoption of SFAS No. 106 had this standard been in effect for those years. Implementation of SFAS No. 106 did not increase the Company's cash expenditures for postretirement benefits. Recognition of on-going expenses under OPEB will not materially affect the Company's results of operations.

Effective January 1, 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement requires the accrual of benefits provided to former or inactive employees after employment but prior to retirement. Prior to 1993, the Company accrued for certain of these benefits at the time an employee's active service ended or expensed the benefit on the basis of cash expenditures. Adoption of this accounting standard resulted in the recognition of an after-tax charge of $1 million for the cumulative effect of this change in accounting principle. Adoption of SFAS No. 112 is not expected to materially increase annual expense recognized for these benefits, and there will be no cash impact.

Note 13 - Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company, using available market information and valuation methodologies as described below.
However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:


                                       December 31, 1993           December 31, 1992
                                     ---------------------       --------------------
                                      Carrying      Fair          Carrying     Fair
                                       Amount       Value          Amount      Value
                                      --------      -----         --------     -----
                                               (in millions of dollars)
Balance Sheet financial instruments:
 Marketable securities                 $   348    $   355         $   333    $   342
 Finance receivables - net(1)(2)       $ 6,684    $ 6,704         $ 7,326    $ 7,346
 Retained interests in sold
  receivables and other
  related amounts - net                $ 3,738    $ 3,796         $ 3,321    $ 3,378
 Debt(3)(4)                            $ 8,420    $ 8,704         $11,735    $11,871

                                       December 31, 1993           December 31, 1992
                                  --------------------------  ---------------------------
                                                  Unrealized                   Unrealized
                                    Contract or     Gains       Contract or      Gains
                                  Notional Amount  (Losses)   Notional Amount   (Losses)
                                  --------------- ----------  ---------------  ----------
                                               (in millions of dollars)
Off-balance sheet financial
 instruments:
 Interest rate swaps and
  interest rate caps                   $ 1,524    $   (45)        $ 2,265    $   (14)
 Foreign currency swap
  agreements                           $   535    $   145         $   750    $   213

(1) The carrying value of finance receivables excludes approximately $1,975 million and $2,312 million of direct finance and leveraged leases classified as "Finance receivables - net" in the Company's Consolidated Balance Sheet at December 31, 1993 and 1992, respectively.

(2) December 31, 1993 and 1992 includes approximately $3,405 million and $4,702 million, respectively, of finance receivables which reprice monthly at current market rates. The carrying value of these finance receivables approximates fair value.

(3) The carrying value of debt excludes approximately $15 million and $17 million of obligations under capital leases at December 31, 1993 and 1992, respectively.

(4) The carrying amount and fair value of debt is presented net of the foreign currency swap agreements.


The carrying value of cash and cash equivalents and accounts payable approximates market value due to the short maturity of these instruments.

The methods and assumptions used to estimate the fair value of financial instruments (excluding those financial instruments held for sale at December 31, 1992) are summarized as follows:

Marketable Securities and Investments

The fair value of marketable securities was estimated using quoted market prices.

Finance Receivables - net

The carrying value of variable rate finance receivables was assumed to approximate fair value since they are priced at current market rates. The fair value of fixed rate finance receivables was estimated by discounting expected cash flows using rates at which loans of similar maturities would be made as of December 31, 1993 and 1992, respectively.

Retained Interests in Sold Receivables and Other Related Amounts - Net

The fair values of excess servicing cash flows and other subordinated amounts due the Company arising from receivable sale transactions were estimated by discounting expected cash flows.

Total Debt

The fair value of public debt was estimated using quoted market prices. The fair value of other long-term debt was estimated by discounting cash flows.

Interest Rate Swaps and Interest Rate Caps

The fair value of the Company's existing interest rate swaps and interest rate caps was estimated by discounting net cash flows using quoted market interest rates.

Foreign Currency Swap Agreements

The estimated fair value of the Company's existing foreign currency swap agreements was derived by discounting expected cash flows using market exchange rates and relative market interest rates over the remaining term of the swap.

The fair value estimates presented herein are based on pertinent information available as of the date of the consolidated balance sheet. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued since the date of the consolidated balance sheet and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


Note 14 - Revenues, Earnings and Assets by Business Segment and
Geographical Area

The Company provides financing and insurance products and services through the following major operating subsidiaries: Chrysler Credit Corporation - automotive retail, wholesale and fleet financing; Chrysler Capital Corporation - servicing commercial loans and leases; Chrysler First, Inc. - secured small business financing; Chrysler Insurance Company - property, casualty and other insurance; Chrysler Realty Corporation - automotive dealership facility development and management.

Note 14 - Revenues, Earnings and Assets by Business Segment and
Geographical Area - continued

Revenues, earnings and assets of finance and insurance operations are as follows:

                                                    Year Ended December 31,
                                               1993         1992         1991
                                                    (in millions of dollars)
Interest income and other revenues:
  Finance operations                         $ 1,878      $ 2,412       $ 3,053
  Insurance operations                           161          163           168
Consolidated interest income and
 other revenues                              $ 2,039      $ 2,575       $ 3,221

Earnings before income taxes:
  Operating earnings:
    Finance operations                       $   257      $   310       $   393
    Insurance operations                          18           14            18
                                                 275          324           411
  Amortization of costs in excess of
   book value of companies acquired               (8)         (29)           (9)
Consolidated earnings before income taxes    $   267      $   295       $   402

                                                          December 31,
                                               1993         1992         1991
                                                    (in millions of dollars)
Assets:
  Finance operations                         $14,021      $17,164       $20,912
  Insurance operations                           381          384           368
Consolidated assets                          $14,402      $17,548       $21,280


Revenues, earnings and assets by geographical area are as follows:

                                                          December 31,
                                               1993         1992        1991
                                                    (in millions of dollars)
Interest income and other revenues:
  United States                              $ 1,854      $ 2,346       $ 2,936
  Canada                                          84          137           203
  Mexico                                         101           92            82

Consolidated interest income
 and other revenues                          $ 2,039      $ 2,575       $ 3,221

Earnings before income taxes:
  United States                              $   236      $   251       $   355
  Canada                                          13           29            36
  Mexico                                          18           15            11

Consolidated earnings before income taxes    $   267      $   295       $   402

Assets:
  United States                              $13,410      $16,440       $19,647
  Canada                                         515          670         1,273
  Mexico                                         477          438           360

Consolidated assets                          $14,402      $17,548       $21,280

Note 15 - Selected Quarterly Financial Data - Unaudited

Selected quarterly financial data for the years ended December 31, 1993 and 1992 are as follows:

                                            Year Ended December 31, 1993
                                     ----------------------------------------
                                      First     Second      Third     Fourth
                                     Quarter    Quarter    Quarter    Quarter
                                     -------    -------    -------    -------
                                              (in millions of dollars)
Total interest income                  $368       $354       $354       $342
Interest expense                       $219       $208       $186       $178
Interest margin and other revenues     $292       $324       $321       $311
Provision for credit losses            $ 46       $ 66       $ 57       $ 47
Provision for income taxes             $ 13       $ 18       $ 42*      $ 35
Earnings before cumulative effect
 of changes in accounting principles   $ 37       $ 44       $ 22       $ 56
Cumulative effect of changes in
 accounting principles                 $(30)      $  -       $  -       $  -
Net earnings                           $  7       $ 44       $ 22       $ 56

*Includes $25 million for increase in statutory tax rate


                                            Year Ended December 31, 1992
                                     ----------------------------------------
                                      First     Second      Third     Fourth
                                     Quarter    Quarter    Quarter    Quarter
                                     -------    -------    -------    -------
                                                (in millions of dollars)
Total interest income                  $531       $491       $471       $446
Interest expense                       $277       $248       $244       $253
Interest margin and other revenues     $398       $395       $391       $369
Provision for credit losses            $ 71       $ 71       $ 84       $ 83
Provision for income taxes             $ 29       $ 39       $ 29       $ 18
Earnings before cumulative effect
 of change in accounting principle     $ 60       $ 49       $ 45       $ 26
Cumulative effect of change in
 accounting principle                  $ 51       $  -       $  -       $  -
Net earnings                           $111       $ 49       $ 45       $ 26

INDEPENDENT AUDITORS' REPORT
Shareholder and Board of Directors
Chrysler Financial Corporation
Southfield, Michigan

We have audited the accompanying consolidated balance sheet of Chrysler Financial Corporation (a subsidiary of Chrysler Corporation) and consolidated subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of net earnings and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Chrysler Financial Corporation and consolidated subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company has adopted recently issued Statements of Financial Accounting Standards and, accordingly, changed its methods of accounting for postretirement benefits other than pensions and postemployment benefits in 1993, and its method of accounting for income taxes in 1992.

/s/ DELOITTE & TOUCHE
Detroit, Michigan

January 18, 1994